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                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                   SYNERGISTIC HOLDINGS CORP. AND SUBSIDIARIES
                                 AND AFFILIATE
                    SUPPLEMENTAL NET INCOME PER COMMON SHARE


                                        Year Ended April 30,
                             ------------------------------------------
                                 1997           1996             1995
                              ----------     ----------      ----------
Weighted Average
Common Stock Outstanding     $ 9,187,260    $ 9,187,260     $ 9,187,260

Series B Preferred
Automatically Converted        2,059,106      2,059,106       2,059,106
                             -----------    -----------     -----------
Supplemental Weighted
 Average Shares              $11,246,366    $11,246,366     $11,246,366
                             ===========    ===========     ===========

Supplemental net loss        $(2,149,048)   $(2,398,913)   $   (93,737)
                             ===========    ===========     ===========

Supplemental net loss
 per common share            $     (0.19)   $     (0.21)   $     (0.01)
                             ===========    ===========     ===========